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                  BOARD OF DIRECTORS AGREE TO LOCK-UP AGREEMENT

"Policy restricts the sale of shares of the Company's common stock by directors"

LOS ANGELES - - (BUSINESS WIRE) - - September 3, 2003 - - Advanced Biotherapy, Inc. (OTCBB-ADVB - News) - - a developer of new antibody therapies for treating severe and widespread autoimmune diseases - - today announced its Board of Directors adopted a policy that restricts the sale of shares of the Company's common stock by directors for a period of one year terminating on August 31, 2004, unless prior to that date the Company's common stock achieves a market price of $1.50 for fourteen consecutive trading days. Edmond F. Buccellato, President and CEO of the Company, stated "This arrangement confirms the directors' commitment to, and confidence in, the Company's antibody therapies, business plan and patent portfolio. As of the date of this release, all directors except one have entered into a written agreement with the Company evidencing the sale restrictions. The Board continues to seek the remaining signature from that director who is presently out of the country. The Board of Directors also approved the policy that any director who does not enter into their stock sale restriction agreement or comply with the sale restrictions would be requested to resign as a director of the Company, and steps would be taken, if necessary, to affect that result."

About Advanced Biotherapy


Advanced Biotherapy, Inc. is pioneering the development of new antibody therapies for treating severe and widespread autoimmune diseases. Its investigational therapies attack autoimmune diseases at their source, neutralizing biologic imbalances that impair immune system function. Core technology is protected under U.S. patents and patents pending for the exclusive use of a class of antibodies to the protein known as gamma interferon and to tumor necrosis factor-alpha for treating a range of diseases. The company is headquartered in Woodland Hills, California. www.advancedbiotherapy.com


Statements made in this news release, other than statements of historical fact, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. The risks and uncertainties which may affect the development, operations and results of our business include, but are not limited to the following: risks associated with clinical trials, the uncertainties of research and product development programs, the uncertainties of the regulatory approval process, the risks of competitive products, the risks of our current capital resources, the uncertainties as to the availability of future capital and our future capital requirements, and the risks associated with the extent and breadth of the Company's patent portfolio. Readers are cautioned not to place reliance on these forward-looking statements, which speak only as of the date the statements were made. See the Company's public filings with the Securities and Exchange Commission for further information about risks and uncertainties that may affect the Company and the results or expectations expressed in our forward-looking statements, including the section captioned "Factors That May Affect The Company" contained in the Company's Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2002.

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Contact:
     Advanced Biotherapy, Inc.
     Amy Buccellato, 818-883-6716
     www.advancedbiotherapy.com


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